Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Bryant Potter	Susan Wright
(800) 562-9308	(803) 217-6916	(803) 217-4436

SCANA Reports Financial Results for Third Quarter 2015, Reaffirms 2015 Guidance, and Announces Preliminary 2016 Guidance

Cayce, S.C., October 29, 2015... SCANA Corporation (NYSE: SCG) today announced earnings for the third quarter of 2015 of $149 million, or earnings per share of $1.04, compared to $144 million, or earnings per share of $1.01, for the third quarter of 2014.

For the nine months ended September 30, 2015, SCANA reported earnings of $648 million, or earnings per share of $4.53, compared to $433 million, or earnings per share of $3.06, for the same period in 2014. Year to date 2015 earnings include a $202 million, net of tax gain or $1.41 per share, from the sale of two subsidiaries, Carolina Gas Transmission (CGT) and SCANA Communications, Inc. (SCI).

“We are pleased with the third quarter results and the accelerating customer growth in our electric and gas companies,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “For the year, electric margins have increased as expected due to financing cost recovery through the Base Load Review Act and customer growth. Additionally, abnormal weather contributed 11 cents per share to electric margins in the quarter and 22 cents per share to electric margins year to date.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for the third quarter of 2015 at SCE&G, SCANA’s principal subsidiary, were $167 million, or earnings per share of $1.17, compared to $157 million, or earnings per share of $1.11, in the third quarter of 2014. Electric margins were higher due primarily to weather, a Base Load Review Act rate increase, and customer growth. The adoption of new depreciation rates for electric and common utility property following the completion of a customary depreciation study and its subsequent approval by the Public Service Commission of South Carolina also contributed to increased earnings for the quarter. These items were offset by increases in operations and maintenance expenses and expenses related to our capital program including interest expense and share dilution. Abnormal weather increased earnings by 11 cents per share in the third quarter of 2015, compared to 7 cents per share in the same quarter of 2014. At September 30, 2015, SCE&G was serving approximately 697,000 electric customers and 343,000 natural gas customers, an increase of 1.6 and 3.1 percent, respectively, over the previous year.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of $5 million, or 4 cents per share in the third quarter of 2015, compared to a loss of $3 million, or 2 cents per share for the same quarter of 2014. At September 30, 2015, PSNC Energy was serving approximately 521,000 customers, an increase of 2.8 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported a seasonal loss of $4 million, or 3 cents per share, in the third quarter 2015, compared to a loss of $3 million, or 2 cents per share, in the third quarter of 2014.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include SCANA Energy Marketing, the holding company, and prior to their sales, CGT and SCI, reported a loss of $9 million, or 6 cents per share in the third quarter of 2015, compared to a loss of $7 million, or 6 cents per share in the third quarter of 2014. This change is primarily attributable to forgone earnings contributions from the subsidiaries that were sold during the first quarter of 2015 partially offset by higher margins in the Energy Marketing business and lower interest expense at the holding company.

EARNINGS OUTLOOK

The Company reaffirms its guidance for 2015 GAAP-adjusted weather-normalized earnings per share of $3.60 to $3.80. Excluded from estimated 2015 GAAP-adjusted weather-normalized earnings per share is the effect of the aggregate gains of $1.41 per share recorded in the first quarter of 2015 from the sales of CGT and SCI.

For 2016, the Company preliminarily estimates that GAAP-adjusted weather-normalized earnings per share will be $3.90 to $4.10, with an internal target of $4.00 per share. The Company’s targeted average annual growth rate for GAAP-adjusted weather-normalized earnings per share is 3 to 6 percent over the next 3 to 5 years. The Company previously reset its base year to 2014 GAAP-adjusted weather-normalized earnings per share of $3.58 (reflecting a downward adjustment of 21 cents per share to normalize weather in the electric business).

The following information is provided in accordance with SEC Regulation G. For 2015, the Company estimates that GAAP earnings per share will be in the range of $5.00 to $5.20, with an internal target of $5.10. This estimate includes the effect of the item discussed in the preceding paragraph with respect to the sales of CGT and SCI. Based on 2014 GAAP earnings per share of $3.79, the Company’s targeted average annual earnings per share growth rate is 1 to 5 percent over the next 3 to 5 years.

The Company's management believes that these non-GAAP earnings and earnings growth measures provide a meaningful representation of the Company's fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the Company's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in making resource allocation and other budgetary and operational decisions. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, October 29, 2015. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through November 13, 2015. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The event code for the telephone replay is 10072505.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through November 13, 2015.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 697,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) legislative and regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and diversified subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission, including nuclear generating facilities and results of efforts to operate its electric and gas systems and assets in accordance with acceptable performance standards; (14) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (15) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon quality and prices, for our construction program, operations and maintenance; (16) the results of efforts to ensure the physical and cyber security of key assets and processes; (17) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (18) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (19) labor disputes; (20) performance of SCANA’s pension plan assets; (21) changes in taxes and tax credits, including production tax credits for new nuclear units; (22) inflation or deflation; (23) compliance with regulations; (24) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (25) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating Revenues:
Electric(1,2,3)	$742	$739	$2,008	$2,027
Gas-Regulated	112	132	610	740
Gas-Nonregulated	214	250	805	969
Total Operating Revenues	1,068	1,121	3,423	3,736

Operating Expenses:
Fuel Used in Electric Generation	187	212	525	636
Purchased Power	14	13	38	54
Gas Purchased for Resale	260	304	1,030	1,291
Other Operation and Maintenance(1)	182	169	527	523
Depreciation and Amortization(3)	75	96	267	286
Other Taxes	58	58	176	174
Total Operating Expenses	776	852	2,563	2,964

Gain on sale of CGT, net of transaction costs(4)	-	-	235	-

Operating Income	292	269	1,095	772

Other Income (Expense)
Other Income(1,2)	19	18	56	103
Other Expense	(16)	(12)	(44)	(39)
Gain on sale of SCI, net of transaction costs(4)	-	-	107	-
Interest Charges, Net	(81)	(79)	(236)	(231)
Allowance for Equity Funds Used During Construction	8	11	20	26
Total Other Income (Expense)	(70)	(62)	(97)	(141)

Income Before Income Tax Expense	222	207	998	631
Income Tax Expense(4)	73	63	350	198

Net Income	$149	144	$648	$433

Earnings Per Share of Common Stock	$1.04	$1.01	$4.53	$3.06
Weighted Average Shares Outstanding (Millions):	142.9	142.1	142.9	141.6
Dividends Declared Per Share of Common Stock	$0.5450	$0.5250	$1.6350	$1.5750

Note (1): Pursuant to Orders of the Public Service Commission of South Carolina (SCPSC), SCE&G’s electric revenue for the third quarter of 2014 was adjusted downward $4 million, all of which related to SCE&G’s demand side management program. Under those Orders, the Company concurrently recognized, within other income, $4 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities.  For the nine months ended September 30, 2014, SCE&G’s electric revenues were adjusted downward $65 million, $46 million of which is related to fuel cost recovery and $19 million of which relates to SCE&G’s demand side management program.  The Company concurrently recognized, within other income, $60 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities, and applied, as an offset to operation and maintenance expense, $5 million of its storm damage reserve, also previously recorded as a regulatory liability.
Note (2): Pursuant to Orders of the SCPSC, SCE&G’s electric revenue for year to date September 30, 2015 reflects a downward adjustment of $5 million, in connection with its demand side management program.  Under those Orders, SCE&G concurrently recognized, within other income, $5 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts previously recorded as regulatory liabilities.

Note (3): During the third quarter of 2015, the SCPSC approved SCE&G’s adoption of updated, lower depreciation rates for its electric and common utility assets effective as of January 1, 2015. The SCPSC also approved SCE&G’s request that the credit relating to the first half of 2015’s depreciation expense resulting from the adoption of these depreciation rates be offset with a corresponding reduction to recovery of fuel costs (electric revenue). As such, the quarter and nine months ended September 30, 2015 each reflect a decrease in depreciation expense of approximately $22 million and a reduction in electric revenue of approximately $14.5 million.
Note (4): In December 2014, SCANA announced the sale of two of its subsidiaries, CGT and SCI. The sales were closed on January 31st and February 20th of 2015, respectively. The gain on the sale of CGT was $136 million, or 95 cents per share, net of taxes and the gain on the sale of SCI was $66 million, or 46 cents per share, net of taxes.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended September 30,
	GAAP		GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
	2015	2014	2015	2014
SC Electric & Gas	$1.17	$1.11	$1.06	$1.04
PSNC Energy	(0.04)	(0.02)	(0.04)	(0.02)
SCANA Energy-Georgia	(0.03)	(0.02)	(0.03)	(0.02)
Corporate and Other (4)	(0.06)	(0.06)	(0.06)	(0.06)
Earnings per Share	$1.04	$1.01	$0.93	$0.94

	Nine Months Ended September 30,
	GAAP		GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
	2015	2014	2015	2014
SC Electric & Gas	$2.83	$2.70	$2.61	$2.47
PSNC Energy	0.21	0.23	0.21	0.23
SCANA Energy-Georgia	0.12	0.11	0.12	0.11
Corporate and Other (4)	1.37	0.02	(0.04)	0.02
Earnings per Share	$4.53	$3.06	$2.90	$2.83

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended September 30,
	GAAP	GAAP-Adjusted Weather-Normalized EPS (Non-GAAP),
2014 Earnings per Share	$1.01	$0.94

Variances:
Electric Margin and Other Income (Non-Weather)(1,2,3)	0.07	0.07
Electric Margin (Weather)	0.04	-
Natural Gas Margin	(0.06)	(0.06)
Operation and Maintenance Expense(1)	(0.06)	(0.06)
Depreciation(3)	0.10	0.10
Interest Expense (Net of AFUDC)	(0.02)	(0.02)
Effective Tax Rate Change	(0.03)	(0.03)
Dilution	(0.01)	(0.01)
Variances in Earnings per Share	0.03	(0.01)

2015 Earnings per Share	$1.04	$0.93

	Nine Months Ended September 30,
	GAAP	GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
2014 Earnings per Share	$3.06	$2.83

Variances:
Electric Margin and Other Income (Non-Weather)(1,2,3)	0.28	0.28
Electric Margin (Weather)	(0.010)	-
Natural Gas Margin	(0.150)	(0.15)
Operation and Maintenance Expense(1)	(0.020)	(0.02)
Depreciation(3)	0.09	0.09
Interest Expense (Net of AFUDC)	(0.060)	(0.06)
Property Taxes	(0.010)	(0.01)
Effective Tax Rate Change	(0.030)	(0.03)
Dilution	(0.030)	(0.03)
Gain on Sales of Subsidiaries, net of taxes (4)	1.41	-
Variances in Earnings per Share	1.47	0.07

2015 Earnings per Share	$4.53	$2.90